Exhibit 99.1


                Acquisition of E'town By Thames Water Completed
        Companies share commitment to customer service and environment


WESTFIELD, N.J. (NYSE - ETW) - November 29, 2000 - E'town Corporation today announced the closing of the acquisition of E'town Corporation (E'town) by Thames Water Plc (Thames Water), marking the beginning of Thames Water's water supply operations in the United States. The acquisition will take the form of a merger, with E'town becoming an indirect wholly-owned subsidiary of Thames Water.

Bill Alexander, Thames Water's Chief Executive, commented: "The acquisition of E'town represents an important step in the continuing development of the company's international activities and enhances our ability to accelerate the growth of our North American businesses.

"Together, E'town and Thames have more than 500 years of experience in the water industry, which places us in a strong position to secure significant additional business in the U.S. We also share a commitment to providing excellent value to our customers and a keen sense of environmental stewardship."

The New Jersey Board of Public Utilities and the New Jersey Department of Environmental Protection will continue to oversee all regulatory issues including rate adjustments, water quality and customer service measures.

"The two companies will capitalize on their combined experience and expertise to provide customers with superior quality and service in all areas of the business," said Andre Chapman, president of E'town Corporation. "The combination will also enhance career opportunities for employees and provide for additional development and learning."

E'town shareholders overwhelmingly approved the merger in May 2000, and the New Jersey Board of Public Utilities approved the transaction last month.

London-based Thames Water is the third largest global water service employing 14,000 individuals worldwide.

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About Thames Water in the United States

Thames Water, through its various subsidiaries in the United States, provides a broad spectrum of water-related products and services. Its U.S. products businesses manufacture municipal water and wastewater filtration and clarification systems and provide liquid/solid water and wastewater separation technologies for the municipal and industrial marketplace. In September 2000 Thames Water inaugurated water service to more than 1.6 million people in the Commonwealth of Puerto Rico, as contract operator of the $300 million Superaqueduct servicing the capital of San Juan. This is the largest design-build-operate (DBO) project in the United States.

E'town Corporation is the parent company of Elizabethtown Water Company, which provides retail water service in central New Jersey and, on a wholesale basis, a portion of the water requirements of eight municipal systems and three investor-owned water companies. Through other subsidiaries, E'town operates, under long-term contracts, municipal water systems, and designs, builds and operates satellite wastewater plants.


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